                                                                   EXHIBIT 23(b)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Suiza Foods Corporation of our report dated June 27, 2000, except as to Note 16, which is as of July 10, 2000, relating to the financial statements, which appears in Dean Foods Company's Form 8-K dated
July 20, 2000, which is incorporated by reference in Dean Foods' Annual Report on Form 10-K for the year ended May 28, 2000. We also consent to the incorporation by reference of our report dated June 27, 2000 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Chicago, IL

July 10, 2001